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                            SHAREHOLDERS AGREEMENT
                            ----------------------

     SHAREHOLDERS AGREEMENT dated as of January 1, 1998 (this "Agreement"), by and among Jack M. Benun, Mark J. Benun and Isaac Levy (the "Shareholders").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, each of the Shareholders is presently the record and beneficial owner of that number of shares of the Common Stock, $0.01 par value, of Happy Kids Inc. (the "Company"), as set forth on Schedule A attached hereto (collectively, the "Restricted Stock"); and

     WHEREAS, the Shareholders deem it to be in the best interests of each of the Shareholders to restrict the transfer of all of the Restricted Stock as herein provided.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereby agree as follows:

     A.  Right of First Refusal.
         ----------------------

         1. Whenever and as often as any of the Shareholders shall desire to sell any of his respective shares of Restricted Stock pursuant to a bona fide offer for the purchase thereof, such selling Shareholder (the "Selling Shareholder") shall give notice (the "Notice") to the other Shareholders (the "Offerees") in writing to such effect, enclosing a copy of such bona fide offer (it being agreed that the Selling Shareholder shall cause any such offer to be reduced to writing) and specifying the number of shares of the Selling Shareholder's Restricted Stock which the Selling Shareholder desires to sell
(the "Shares"), the name of the person or persons to whom the Selling
Shareholder desires to make such sale and the dollar value of the consideration which has been offered in connection therewith. Upon receipt of the Notice, the Offerees shall have the first right and option to purchase all but not less than all of the Shares, pro rata according to their then respective holdings of Common Stock as compared to all Offerees (assuming the issuance of all shares of Common Stock issuable pursuant to then outstanding warrants, options, convertible or exchangeable securities and other rights to acquire shares of Common Stock from the Company, whether or not such warrants, options, convertible or exchangeable securities or other rights are at the time exercisable, convertible or exchangeable held by all Offerees), for cash at a purchase price equal to the dollar value of such consideration (in the event such consideration includes noncash consideration, the dollar value of such noncash consideration shall be determined by the Company's Board of Directors, whose good faith determination shall be conclusive, provided that if the Selling Shareholder or any such Offeree is a member of the Board of Directors, he or she shall not participate in such determination, and provided further, that if the Company's Board of Directors is unable or unwilling to make such determination for any reason, such determination shall be made by mutual agreement of the Shareholders, or by an independent third party mutually agreed upon by the Shareholders), exercisable for a period of five (5) business days from the date of receipt of the Notice. Failure of any Offeree to respond to
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the Notice within the five (5) business day period shall be deemed to constitute a notification to the Selling Shareholder of such Offeree's decision not to exercise the right and option to purchase their pro rata share of the Shares under this Section A(1). In such event (and in the event that an Offeree shall notify the Selling Shareholder of such Offeree's decision not to exercise its right and option) the Selling Shareholder shall give written notice (the "Subsequent Notice") to the other remaining Offeree who has agreed to purchase his pro rata share of the Shares and such Offeree shall have the right, exercisable for a period of five (5) business days from the date of receipt of such Subsequent Notice, to purchase the remaining Shares, for cash at a purchase price equal to the dollar value of the consideration offered for such Shares as set forth in the Notice. Failure of such remaining Offeree to respond to any such Subsequent Notice within the five (5) business day period shall be deemed to constitute a notification to the Selling Shareholder of such remaining Offeree's decision not to exercise the right and option to purchase the remaining Shares under this Section A(1).

         2. Each Offeree may exercise the rights and options provided in Section A(1) by giving written notice to the Selling Shareholder not later than the close of business on the date of expiration of such right and option (or if such date is not a business day, then on or before the close of business on the next succeeding business day), advising of the election to exercise the same and the date (not later than five (5) business days from the date of expiration of the notice upon which such Offeree is acting) upon which payment of the purchase price for the Shares shall be made. The Selling Shareholder shall cause to be delivered to each Offeree's principal office, on the payment date specified in such written notice, the certificate or certificates representing the Shares being purchased by each Offeree, properly endorsed for transfer, against payment of the purchase price therefor.

         3. If the Shares are not purchased by the Offerees in accordance with this Section A, the Selling Shareholder may, during the ninety (90) day period commencing on the expiration of the rights and options provided for in Section A(1), and subject to the provisions of paragraph B, below, sell all, but not less than all, of the Shares to the transferee named in the Notice for consideration the dollar value of which is equal to or greater than the dollar value of the consideration specified in the Notice, free of the restrictions contained in Section A of this Agreement.

     B.  Right of Participation in Sales:
         --------------------------------

         1. If at any time a Selling Shareholder desires to sell Shares to a proposed transferee (the "Proposed Transferee") and those Shares to be transferred have not been purchased by the other Shareholders under Section A, above, such other Shareholders (the "Remaining Shareholders") shall have the right to sell to the Proposed Transferee, as a condition to such sale by the Selling Shareholder, at the same price per share (as described below) and on the same terms and conditions as involved in such sale by the Selling Shareholder, a pro rata portion of the amount of Shares proposed to be sold to the Proposed Transferee. The price per share referenced hereinabove shall include all consideration to be received in connection with such sale (in the event such consideration includes noncash consideration, the dollar value of such noncash consideration shall be determined by the Company's Board of Directors, whose good faith determination shall be conclusive, provided that if the Selling Shareholder or any such

                                      -2-
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Remaining Shareholder is a member of the Board of Directors, he or she shall not participate in such determination, and provided further, that if the Company's Board of Directors is unable or unwilling to make such determination for any reason, such determination shall be made by mutual agreement of the Shareholders, or by an independent third party mutually agreed upon by the Shareholders). The "pro rata portion" of Shares to be sold by the Selling Shareholder and each of the Remaining Shareholders who elects to sell his or her Shares pursuant to this paragraph B (the Selling Shareholder and each such Remaining Shareholder referred to collectively as the "Participating Shareholders") shall be that proportion of Shares as shall be equal to each such Participating Shareholders' then respective holdings of Common Stock as compared to all of the Participating Shareholders (assuming the issuance of all shares of Common Stock issuable pursuant to then outstanding warrants, options, convertible or exchangeable securities and other rights to acquire shares of Common Stock from the Company, whether or not such warrants, options, convertible or exchangeable securities or other rights are at the time exercisable, convertible or exchangeable held by all Participating
Shareholders).

         2. Each Selling Shareholder who wishes to make a sale to a Proposed Transferee which is subject to this Section B shall, after complying with the provisions of Section A, give to each Remaining Shareholder notice of such proposed sale, which shall include a statement that the Shares were not purchased pursuant to Section A. Such notice shall be given at least five (5) business days prior to the date of the proposed sale to the Proposed Transferee. Each Remaining Shareholder wishing to so participate in any sale under this Section B shall notify the Selling Shareholder in writing of such intention with five (5) business days after such Remaining Shareholder's receipt of the notice described in the preceding sentence.

         3. The Selling Shareholder and each other Participating Shareholder shall sell to the Proposed Transferee all or, at the option of the Proposed Transferee, any part of the Shares proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those in the notice provided by the Selling Shareholder under subparagraph (2) above; provided, however, that any purchase of less than all of such Shares by the Proposed Transferee shall be made from the Selling Shareholder and each other Participating Shareholder pro rata based upon the relative number of the Shares that the Selling Shareholder and each other Participating Shareholder had otherwise committed to sell pursuant to Section B(1) and provided further that such reduced number of Shares has first been offered to the Offerees pursuant to Section A above.

     C.  Miscellaneous.
         -------------

         1.  Shares Subject to Agreement.  Each of the Shareholders agrees that
             ---------------------------
any and all shares of the Company's Common Stock held by such Shareholder shall be subject to this Agreement, whether presently held or hereafter acquired, including, but not limited to, all shares of Common Stock acquired upon the exercise of stock options, as well as all shares of Common Stock acquired by any of the Shareholders pursuant to the terms of that certain Securities Purchase Agreement dated as of January 1, 1998 entered into by and among Jack M. Benun, Mark J. Benun and the Company.

                                      -3-
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         2.  Certain Transfers Null and Void.  Any attempted transfer of
             -------------------------------
Restricted Stock by a Shareholder other than in accordance with this Agreement (other than an involuntary transfer by operation of law) shall be null and void and the Company shall refuse to recognize any such transfer and shall not reflect on its records any change in record ownership of Restricted Stock of the Company pursuant to any such transfer.

         3.  Expiration of Agreement.  This Agreement shall remain in effect
             -----------------------
with respect to each Shareholder until mutually terminated in writing by all of the Shareholders.

         4.  Notices.  All notices required or permitted under this Agreement
             -------
shall be in writing and delivered, by any method providing for proof of delivery, to the address of the Shareholders set forth on the signature page hereto. Any notice shall be deemed to have been given on the date of receipt.

         5.  Survival of Representations.  Each representation, warranty,
             ---------------------------
covenant and agreement of the Shareholders hereto herein contained shall survive the date hereof, notwithstanding any investigation at any time made by or on behalf of any Shareholder hereto.

         6.  Entire Agreement.  This Agreement and the documents referred to
             ----------------
herein contain the entire agreement between the Shareholders hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the Shareholder against which it is sought to be enforced.

         7.  Assignment.  This Agreement shall not be assignable by any of the
             ----------
parties hereto.

         8.  Invalidity, Etc.  If any provision of this Agreement, or the
             ---------------
application of any such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

         9.  Headings.  The headings of this Agreement are for convenience of
             --------
reference only and are not part of the substance of this Agreement.

         10. Binding Effect.  This Agreement shall be binding upon and inure to
             --------------
the benefit of the Shareholders and their respective heirs and assigns, if any.

         11. Governing Law.  This Agreement shall be governed by and construed
             -------------
in accordance with the laws of the State of New York applicable in the case of agreements made and to be performed entirely within such State.

         12. Counterparts.  This Agreement may be executed in counterparts,
             ------------
each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

/s/ Jack M. Benun                         /s/ Mark J. Benun
-------------------------------           -------------------------------
Jack M. Benun                             Mark J. Benun
Address for notice:                       Address for notice:
100 West 33rd Street                      100 West 33rd Street
-------------------------------           -------------------------------
New York, New York  10001                 New York, New York  10001
-------------------------------           -------------------------------


                                          /s/ Isaac Levy
                                          -------------------------------
                                          Isaac Levy
                                          Address for notice:
                                          100 West 33rd Street
                                          -------------------------------
                                          New York, New York  10001
                                          -------------------------------


Acknowledged and Agreed for purposes
of Section C(2) of this Agreement:

Happy Kids Inc.


By:  /s/ Jack M. Benun
   ----------------------------
     Jack M. Benun, President
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                                   SCHEDULE A

                 Shareholder Name              Shares Held
                 ----------------              -----------

           Jack M. Benun                          1,162,500
           Mark J. Benun                          1,162,500
           Isaac Levy                             1,162,500